Exhibit 5.1

Pepper Hamilton LLP
Attorneys at Law
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750

June 23, 2014

Fibrocell Science, Inc.

405 Eagleview Blvd.

Exton, PA 19341

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed by Fibrocell Science, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers (i) an additional 3,000,000 shares of Common Stock of the Company (the “Shares”) under the Company’s 2009 Equity Incentive Plan (the “Plan”).

You have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Securities Act.

We have examined the Registration Statement, including the exhibits thereto, the Company’s Certificate of Incorporation and By-laws, as currently in effect, the Plan, certain resolutions of the board of directors of the Company and such other documents as we have deemed appropriate. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Plan and any underlying award agreements or letters, will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

As counsel to the Company, we have furnished this opinion in connection with the filing of the Registration Statement. Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,

/s/ Pepper Hamilton LLP